AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of May 2 , 2022 (the “Effective Date”)

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Fund, dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Fund”	Griffin Institutional Access Credit Fund (now known as “Apollo Diversified Credit Fund”)

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendment in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		Apollo Diversified Credit Fund

By:		By:

Name:	Steve Kyllo	Name:	Ryan Del Giudice

Title:	SVP & Director	Title:	Chief Compliance Officer

Schedule A to this Amendment
Amendment

Effective as of the Effective Date, the Existing Agreement shall be amended as follows:

(a)	All references in the Existing Agreement to the “Griffin Institutional Access Credit Fund” shall be deleted and replaced with the “Apollo Diversified Credit Fund”.

(b)	Section 22 of Exhibit 1 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

Except as otherwise provided herein, all notices required or permitted under this Agreement shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier (iv) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a party shall hereafter provide by notice to the other party). Notices shall be deemed effective when received by the party to whom notice is required to be given.

If to ALPS:

ALPS Distributors, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@sscinc.com

If to Fund:

Apollo Diversified Credit Fund

c/o Apollo Capital Credit Adviser, LLC

9 W 57th Street

New York, NY 10019

Attention: Ryan Del Giudice

E-mail:

With a copy to:

Apollo Global Management, Inc.

9 W 57th Street

New York, NY 10019

Attention: Kristin Hester

E-mail

Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of the Existing Agreement, as amended by this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.